Exhibit 99.1

News Release

Media Line: 410 470-7433 www.constellationenergypartners.com

Media Contacts:	Lawrence McDonnell
Diana Hayden
410 470-7433
Investor Contact:	Tonya Cultice
410 783-3383

Constellation Energy Partners Reports

Solid Second Quarter Performance

BALTIMORE, August 8, 2007 - Constellation Energy Partners LLC (NYSE Arca: CEP) today reported second quarter 2007 earnings in line with company expectations and said its two recently announced acquisitions in the Cherokee Basin will significantly broaden the company’s portfolio and create a strong competitive position to drive future growth.

The company produced 1,796 MMcfe during the quarter, resulting in Adjusted EBITDA of $9.9 million and net income of $2.2 million on a generally accepted accounting principles (GAAP) basis. The company produced 3,023 MMcfe for the six months ended June 30, 2007, resulting in Adjusted EBITDA of $17.1 million and net income of $4.4 million on a GAAP basis. The company increased its 2007 forecast from a range of $40 million to $44 million of Adjusted EBITDA to a range of $48 million to $55 million of Adjusted EBITDA, and increased its 2007 production forecast from a range of 7,000 MMcfe to 7,900 MMcfe to a range of 9,300 MMcfe to 10,300 MMcfe, reflecting its newly acquired AMVEST Osage, Inc. properties but excluding its previously announced pending acquisition from Newfield Exploration Mid-Continent Inc., which is expected to close in the third quarter 2007.

The company reaffirmed its current intent to recommend to its Board of Managers a distribution increase for unitholders beginning with the distribution for the third quarter 2007, which if approved, would be payable in the fourth quarter 2007.

“We continue to deliver on our primary business objective of acquiring and developing stable and long-lived properties in order to increase unitholder returns,” said Felix Dawson, chief executive officer. “The build-out of our portfolio and our operating capabilities continued at a good pace with the acquisition of AMVEST Osage and the announced acquisition of the Newfield Exploration Mid-Continent assets in the Cherokee Basin.

When combined with the former EnergyQuest Resources L.P. Cherokee Basin asset we acquired earlier this year, Constellation Energy Partners will become the second largest producer in the basin in terms of daily production.

“In the nine months since our IPO, we’ve announced or completed the acquisitions of three properties in the Cherokee Basin, continued our successful drilling program in the Black Warrior Basin and more than doubled CEP’s overall production volumes. After the acquisition of the Newfield assets, we expect our portfolio to deliver production from approximately 2,000 producing wells on more than 750,000 net acres with over 2,700 potential low-risk drilling opportunities. This significant leasehold acreage position will greatly increase our drilling options across the basin and provide us flexibility to maintain cash flow stability,” said Dawson.

“Assembling a diverse portfolio of appropriate assets is important to long-term success in the E&P MLP sector, and we’ve made significant progress on that front. Another key driver to success will be maximizing asset performance through superior operational capabilities. The CEP team, with the support of its sponsor, Constellation Energy, is prepared to meet the challenge of simultaneously acquiring, integrating and optimizing a diverse set of properties. The rapid execution of multiple transactions is encouraging and represents an important differentiator for CEP in the marketplace,” said Dawson. “In a short time, we’ve moved decisively on the core elements of our acquisition strategy, executed sharply in all phases of the business and put our company in an excellent position to be a long-term leader in the MLP sector.”

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; accretion of asset retirement obligation; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives.

Adjusted EBITDA is used by management to indicate (prior to the establishment of any cash reserves by our board of managers) the cash distributions we expect to pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

SEC Filings

CEP intends to file its Form 10-Q for the quarter ended June 30, 2007, on or about August 9, 2007.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Conference Call Information

The company will host a conference call today at 10:00 a.m. EDT to review its financial results and discuss its business outlook for 2007 and beyond.

To participate, analysts, investors, media and the public may dial (888) 322-9245 shortly before 10:00 a.m. (EDT). The international phone number is (773) 756-0253. The conference password is PARTNERS.

A replay will be available approximately one hour after the end of the call by dialing (866) 442-1776 or (203) 369-1076 (international).

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy Partners’ Web site (www.constellationenergypartners.com). A webcast replay, as well as a replay in downloadable MP3 format will also be available on the site approximately one hour after the completion of the call.

CEP was formed– and is partly owned– by Constellation Energy (NYSE: CEG), a Fortune 200 energy company with 2006 annual revenues of $19.3 billion.

Constellation Energy Partners LLC, (http://www.constellationenergypartners.com), is a limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties, as well as related midstream assets.

Second Quarter 2007 Operating Statistics

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended June 30,			Six Months Ended June 30,
	2007		2006	2007		2006
Net Production:

Total production (MMcfe)	1,796		1,090	3,023		2,200
Average daily production (Mcfe/day)	19,736		11,978	16,702		12,155

Average Sales Price per Mcfe:
Net realized price, including hedges	$8.46	(a)	$7.21	$8.77	(a)	$8.00
Net realized price, excluding hedges	$7.44		$7.21	$7.25		$8.00
(a) Excludes impact of mark-to-market losses.

Net Wells Drilled and Completed	20.5		8	28.5		17
Net Recompletions	3		—	3		—

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	($ in thousands)		($ in thousands)
Oil and gas sales	$15,190	$7,858	$26,497	$17,605
Loss from mark-to-market activities	(2,619)	—	(5,401)	—

Total Revenues	$12,571	$7,858	$21,096	$17,605
Operating expenses:
Lease operating expenses	3,150	1,583	4,745	3,495
Production taxes	685	333	1,144	909
General and administrative	1,771	1,636	3,390	2,731
Loss on sale of equipment	(1)	—	94	—
Depreciation, depletion and amortization	3,584	2,066	5,543	3,811
Accretion expense	77	35	113	71

Total operating expenses	9,266	5,653	15,029	11,017
Other expenses:
Interest (income)/expense, net	1,182	(148)	1,690	(197)
Other (income)/expense	(70)	—	(70)	—

Total expenses	10,378	5,505	16,649	10,820
Net income	$2,193	$2,353	$4,447	$6,785

Adjusted EBITDA	$9,877	$4,306	$17,114	$10,470

EPS - Basic	$0.17	$0.21	$0.36	$0.60

EPS - Basic Units Outstanding	13,072,577	11,320,300	12,201,279	11,320,300

EPS - Diluted	$0.17	$0.21	$0.36	$0.60

EPS - Diluted Units Outstanding	13,072,577	11,320,300	12,201,279	11,320,300

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	June 30, 2007	December 31, 2006
	($ in thousands)
Current assets	$25,598	$26,087
Natural gas properties, net of accumulated depreciation, depletion and amortization	289,868	171,639
Other assets	7,118	5,971

Total assets	$322,584	$203,697

Current liabilities	$11,749	$9,007
Debt	82,500	22,000
Other long-term liabilities	7,806	2,730

Total liabilities	102,055	33,737

Class D Interests	7,667	8,000

Common members’ equity	203,354	148,847
Accumulated other comprehensive income	9,508	13,113

Total members’ equity	212,862	161,960

Total liabilities and members’ equity	$322,584	$203,697

Constellation Energy Partners LLC

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	($ in thousands)		($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$2,193	$2,353	$4,447	$6,785
Add:
Interest expense/(income), net	1,182	(148)	1,690	(197)
Depreciation, depletion and amortization	3,584	2,066	5,543	3,811
Accretion of asset retirement obligation	77	35	113	71
Loss on sale of asset	(1)	—	94	—
Loss from mark-to-market activities	2,619	—	5,401	—
Unrealized (gain)/loss on natural gas derivatives	223	—	(174)	—

Adjusted EBITDA	$9,877	$4,306	$17,114	$10,470

Maintenance capital (1)	$1,519	$1,238	$2,757	$2,475

1) Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.